Exhibit 99.1

Infor Reports Q1 License Revenue at Double-Digit Growth

License and Subscriptions Continue Strong Momentum, with SaaS

Bookings More than Doubling

NEW YORK – Sep. 16, 2014 – Infor, a leading provider of business application software serving more than 73,000 customers, announced on its quarterly Lender Update Friday, September 12, that fiscal 2015 Q1 software license fees and subscriptions revenue increased 22 percent at actual currency rates and in constant currency1 compared to its fiscal 2014 recast Q1. Non-GAAP Q1 license fees and subscriptions revenue2 increased 21 percent at actual currency rates and 20 percent in constant currency driven by strong license sales and continued momentum in software-as-a-service (SaaS) in the first quarter of Infor’s fiscal year 2015. The areas of performance that showed the most momentum were the result of the continued drumbeat of Infor 10x product releases including Infor CloudSuiteTM, which was announced in March of this year.

Bookings of SaaS subscription licenses more than doubled from the same quarter in FY14. This marked the first full quarter of sales for Infor CloudSuite, the first group of industry-specific application suites available on Amazon Web Services’ (AWS) cloud. Since its announcement in March, Infor has delivered CloudSuites for Automotive, Aerospace & Defense, Hospitality, and Industrial Manufacturing. Infor now has more than 25 million users of its cloud applications.

This week at Inforum, its annual user conference with more than 7,000 registered attendees, Infor will unveil Infor CloudSuite Healthcare, a particularly important industry for Infor, whose products automate approximately 90 percent of the 25 largest U.S. healthcare delivery networks, and Infor CloudSuite Business, a general business management solution for midsize companies.

“The last three-and-a-half-years have truly marked the rebirth of Infor. We’ve evolved our product suite at an unprecedented pace and spent more than a billion dollars on engineering to deliver beautiful software, purpose-built by industry, on a modern platform,” said Charles Phillips, CEO of Infor. “The strong results of our first quarter are only the beginning, over the next 12 months Infor will deliver a step-change in business software with our next enterprise release, Infor Xi, which is built for the cloud, using mobile-first design, and engineered with science to embrace machine-learning and big data analytics for midsize companies to multinational enterprises.”

Infor’s vertical approach, delivering industry-specific software that significantly reduces costly customization through built-in feature-rich functionality, continues to contribute to strong growth. In this quarter, Infor experienced double-digit growth in many of its primary business units, including Public Sector, Healthcare, Human Capital Management, CRM, and Financial Management.

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About Infor

Infor is fundamentally changing the way information is published and consumed in the enterprise, helping 73,000 customers in more than 200 countries and territories improve operations, drive growth, and quickly adapt to changes in business demands. Infor offers deep industry-specific applications and suites, engineered for speed, and with an innovative user experience design that is simple, transparent, and elegant. Infor provides flexible deployment options that give customers a choice to run their businesses in the cloud, on-premises, or both. To learn more about Infor, please visit www.infor.com.

Infor customers include:

•	19 of the top 20 aerospace companies

•	10 of the top 10 high tech companies

•	10 of the top 10 pharmaceutical companies

•	22 of the 25 largest U.S. healthcare delivery networks

•	16 of the 20 largest US cities

•	20 of the top 20 automotive suppliers

•	17 of the top 20 industrial distributors

•	16 of the top 20 global retailers

•	4 of the top 5 brewers

Forward-Looking Statements

This press release contains forward-looking statements that state Infor’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense with words such as “will,” “may,” “intends,” “anticipates,” “expects” and similar conditional or forward-looking words and phrases. These forward-looking statements are neither promises nor guarantees, but are only predictions and may differ materially from actual future events or results. Such statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Infor undertakes no obligation to update or revise the information contained herein.

Important factors that could cause a material difference between these forward-looking statements and actual events include, among other things: our ability to increase revenues from new license sales and retain existing customers; whether we are able to complete and deliver products and services within required time frames and budgets to meet increasingly competitive customer demands and performance guaranties; risks inherent in fluctuating international currency exchange rates in light of our global operations and the unpredictable effect of geopolitical world and local events; our ability to manage expenses effectively and maintain profitability; our ability to achieve revenue from products and services that are under development; the competitive environment in which we operate and resulting pricing pressures; and whether the anticipated effects and results of our new product offerings and successful product implementation will be realized. These and other potential risks and uncertainties that relate to Infor and its business and operations are summarized in more detail from time to time in our filings with the United States Securities and Exchange Commission. Please refer to Infor’s most recent quarterly and annual reports available through the website maintained by the SEC at www.sec.gov for more information on the risk factors that could cause actual results to differ.

Footnotes:

1 In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we compare the percent change in the results from one period to another period using constant currency disclosure. To present this information, results for our entities in the first quarter of fiscal 2015 reporting in currencies other than the U.S. Dollar are converted into U.S. Dollars at constant exchange rates (i.e. the rates in effect in the recast first quarter of fiscal 2014) rather than the actual exchange rates in effect during the first quarter of fiscal 2015.

2 This press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (GAAP). Non-GAAP software license fees and subscriptions revenues include pro forma adjustments to increase software license fees and subscriptions revenues that we would have recognized if we had not adjusted acquired deferred revenues to their fair values as required by GAAP. These non-GAAP disclosures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Infor’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Infor’s management uses these non-GAAP measures in its analysis of Infor’s performance because it believes these measures are material and will be used as a measure of Infor’s performance by investors.

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For more information:

Dan Barnhardt

Infor

646-336-1731

dan.barnhardt@infor.com